EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-217130 on Form S-1 of our report dated March 29, 2019 relating to the consolidated financial statements of 1st Franklin Financial Corporation appearing in Exhibit 13 to the Annual Report on Form 10-K of 1st Franklin Financial Corporation for the year ended December 31, 2018 (“2018 Form 10-K”) and incorporated by reference into the 2018 Form 10-K, and our audit report dated March 29, 2019 relating to the financial statement schedule of 1st Franklin Financial Corporation appearing in the 2018 Form 10-K, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

April 4, 2019